Exhibit 99.1

Starbucks Contact, Investor Relations:	Starbucks Contact, Media:
JoAnn DeGrande	Deb Trevino
206-318-7118	206-318-7100
investorrelations@starbucks.com	press@starbucks.com
Starbucks Posts Strong Third Quarter Fiscal 2009 Results
EPS of $0.20 vs. $(0.01) in Q3 FY08; Non-GAAP EPS of $0.24 vs. $0.16
Performance Reflects Higher Margins, Improving Store Traffic and Increased Operating Leverage
SEATTLE; July 21, 2009 — Starbucks Corporation (NASDAQ: SBUX) today reported financial results for its third quarter ended June 28, 2009, provided its FY09 EPS target and introduced FY10 targets.
Fiscal Third Quarter 2009 Highlights include:
•	EPS of $0.20 compared to $(0.01) in Q308

•	Non-GAAP EPS of $0.24 compared to $0.16 in Q308, a 50% year-over-year increase

•	Operating margin of 8.5% vs. negative 0.8% in Q308; Non-GAAP operating margin of 10.6% vs. 6.9% in Q308

•	U.S. operating margin of 11.2% vs. negative 1.4% in Q308; Non-GAAP U.S. operating margin of 13.4% vs. 8.8% in Q308

•	Net revenues of $2.4 billion, compared to $2.6 billion in Q308

•	Cost savings of approximately $175 million, exceeding Q3 target of $150 million

•	Comparable store sales decline of 5%, a sequential improvement from a decline of 8% in Q209
“The transformation of Starbucks business — including the success of our consumer-facing initiatives and the permanent changes to our cost structure — are delivering improvements in comparable store sales trends and beginning to be reflected in our financial performance,” said Howard Schultz, chairman, president and ceo. “The entire Starbucks organization is committed to continually improving our customer experience as the roadmap to renewed growth and increasing profitability. At the same time, we will continue to innovate and differentiate, two perennial hallmarks of the Starbucks brand,” added Schultz.
“Excellent execution throughout our organization contributed significantly to our performance this quarter,” commented Troy Alstead, executive vice president and cfo. “Our store partners have embraced the cost disciplines and efficiency initiatives that are enabling us to expand our operating margin. In doing this, they have also delivered increased service speed, measurably-improved customer service, customer satisfaction, and an overall enhanced Starbucks Experience.”
Consolidated company revenues for Q309 were $2.4 billion, compared to $2.6 billion in Q308. The sales decline resulted primarily from a five percent decline in comparable store sales.
Restructuring charges, nearly all due to previously-announced store closures, impacted operating income and operating margin in Q309 by $51.6 million and 210 basis points, respectively. As a result, Q309 operating income totaled $204.0 million, representing an operating margin of 8.5 percent, compared to an operating loss of $21.6 million, and an operating margin of negative 0.8 percent in Q308. On a non-GAAP basis (excluding restructuring charges), Q309 operating income totaled $255.6 million, representing an operating margin of 10.6 percent, compared to non-GAAP operating income of $177.6 million and a non-GAAP
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operating margin of 6.9 percent in Q308. Non-GAAP results in Q308 exclude $199.2 million of restructuring charges specifically related to asset impairments for 600 underperforming company-operated stores in the U.S., and transformation-related costs.
Net earnings in Q309 totaled $151.5 million, compared to a net loss of $6.7 million in Q308, and diluted EPS for Q309 was $0.20, compared to $(0.01) in Q308. Non-GAAP net earnings totaled $179.9 million, and non-GAAP EPS was $0.24 for Q309, compared to non-GAAP net earnings of $115.8 million and non-GAAP EPS of $0.16 in Q308. Non-GAAP results for Q308 exclude approximately $0.17 per share in restructuring charges and transformation-related costs.
Cost Reduction Initiatives
Starbucks continues to make good progress on its fiscal 2009 target to reduce its cost structure by $500 million. In Q309, the company delivered approximately $175 million in cost savings, exceeding the company’s Q3 target of $150 million, resulting in year-to-date cost savings of approximately $370 million. Starbucks now expects to deliver cost savings of approximately $180 million in Q409, for a full year total of approximately $550 million in cost savings in fiscal 2009, exceeding its initial target.
Restructuring Charges
Restructuring charges of $51.6 million for the quarter were nearly all due to lease exit and other costs associated with the closure of U.S. and International company-operated stores. Starbucks actions to rationalize its global store portfolio have included the announcements (in July 2008 and January 2009) of plans to close approximately 800 company-operated stores in the U.S., restructure the company’s business in Australia, and close approximately 100 additional International company-operated stores. Since those announcements, 676 U.S. stores, 61 stores in Australia and 28 other International stores have been closed. The remaining U.S. store closures are expected to occur by September 27, 2009, Starbucks fiscal year end, while the remaining International store closures are expected to be completed by mid-year fiscal 2010. Related lease exit costs are expected to be recognized concurrently with the actual closures.
Q3 U.S. Segment Results
For Q309, U.S. total net revenues were $1.8 billion compared to $1.9 billion in Q308, with the decline due to decreased revenues from company-operated retail stores. U.S. comparable store sales declined six percent, due to a four percent decline in the number of transactions and a two percent decrease in the average value per transaction. Specialty revenues declined 4.7 percent to $207.0 million, driven by lower foodservice revenues primarily related to softness in the hospitality industry.
U.S. operating income for Q309 was $204.6 million, compared to an operating loss of $27.8 million for the same period a year ago. Operating margin was 11.2 percent of related revenues in Q309 compared to negative 1.4 percent in the corresponding period of fiscal 2008. This increase was driven by significantly lower restructuring charges recorded in the period, as well as a significant reduction in store operating expenses and cost of sales including occupancy costs.
Excluding restructuring charges, U.S. non-GAAP operating margin in Q309 was 13.4 percent compared to non-GAAP operating margin of 8.8 percent for the same period a year ago, which excludes restructuring charges and transformation-related costs. As a percent of total revenues, store operating expenses decreased 240 basis points to 37.0 percent, primarily due to the effect of labor efficiency initiatives. Additionally, cost of sales including occupancy costs improved by 210 basis points to 41.0 percent during
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Q309 due to lower dairy commodity costs and the implementation of operational improvements designed to minimize waste.
Q3 International Segment Results
International total net revenues were $477.4 million in Q309 compared to $535.6 million in Q308, with the decline primarily due to the impact of a stronger U.S. dollar relative to the British pound and Canadian dollar. Also contributing to the decrease in International revenues was a two percent decline in comparable store sales, due to a one percent decline in the number of transactions and a two percent decrease in the average value per transaction.
International operating income was $34.4 million in Q309 compared to $35.5 million for the same period a year ago, with the related operating margin expanding 60 basis points to 7.2 percent of total revenues, from 6.6 percent in Q308. Excluding restructuring charges, non-GAAP operating margin for Q309 improved to 8.1 percent compared to non-GAAP operating margin of 6.7 percent for the same period a year ago, which excludes transformation-related costs. This increase was driven by reductions in G&A expenses and lower occupancy costs.
Q3 Global Consumer Products Group Segment Results
Global Consumer Products Group (CPG) total net revenues increased by 17.2 percent to $106.3 million in Q309, due primarily to higher coffee sales to a grocery distribution partner.
Operating income for the CPG segment improved to $49.2 million in Q309, a one percent increase over the $48.7 million reported in Q308. Operating margin decreased 740 basis points to 46.3 percent of related revenues from 53.7 percent for the prior year period. This decrease was due primarily to lower income from equity investees largely related to expenses associated with the dissolution of the previous ice cream partnership, increased marketing expenses for ready-to-drink products in Japan, and higher green coffee costs.
YTD Financial Results
For the 39 weeks ended June 28, 2009, consolidated net revenues totaled $7.4 billion, compared to $7.9 billion for the corresponding period of fiscal 2008. Restructuring charges associated with the store closures and previously-announced workforce reductions impacted operating income and operating margin for the first nine months of fiscal 2009 by $279.2 million and 380 basis points, respectively. As a result, for the fiscal year-to-date period ended June 28, 2009, operating income was $362.6 million and operating margin was 4.9 percent, compared to $489.7 million of operating income and an operating margin of 6.2% in Q308. Non-GAAP operating income and non-GAAP operating margin, which exclude restructuring charges, were $641.8 million and 8.7 percent for the first nine months of fiscal 2009, respectively. This compared to non-GAAP operating income of $724.0 million and non-GAAP operating margin of 9.2 percent for the first nine months of fiscal 2008, each of which excluded restructuring charges and transformation-related costs totaling $234.3 million.
Net earnings totaled $240.8 million and EPS was $0.32 for the 39 weeks ended June 28, 2009, compared to $310.1 million and $0.42, respectively, for the same period a year ago. Excluding restructuring charges, non-GAAP net earnings were $414.1 million and non-GAAP EPS was $0.56 for the first nine months of fiscal 2009. This compares to non-GAAP net earnings of $454.8 million and non-GAAP EPS of $0.61 for the same period a year ago, which excludes $234.3 million, or $0.19 per share, in restructuring charges and transformation-related costs.
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Liquidity
Starbucks used its strong ongoing operating cash flow to reduce its short-term borrowings to a zero balance at the end of Q309, and expects the balance to remain below $50 million for the remainder of the fiscal year. The total amount of excess capital available under the company’s revolving credit facility was approximately $985 million at the end of Q309.
Fiscal 2009 Targets
Starbucks is on track with its plan to rationalize its current store base in order to strengthen its overall global store portfolio. In the current fiscal year, this includes a net reduction of approximately 465 company-operated stores in the U.S. and the net addition of approximately 70 company-operated stores internationally. The company now expects to open approximately 55 net new licensed stores in the U.S. and approximately 310 net new licensed stores internationally. (See Fiscal 2009 Revised Net New Store Target table following the segment results).
Capital expenditure projections for fiscal 2009 are now approximately $550 million. The company continues to expect fiscal year 2009 cash from operations to exceed $1 billion, with resulting free cash flow in excess of $500 million. Starbucks defines free cash flow as cash flow from operations less capital expenditures.
Based on year-to-date performance, along with its current outlook for the fourth quarter, Starbucks expects to achieve full year EPS within a range of $0.44 to $0.45 per share on a GAAP basis, and $0.74 to $0.75 per share on a non-GAAP basis. This range reflects strong Q3 performance and also recognizes both continued macro-economic uncertainty and normal seasonality in transaction volumes in the fiscal fourth quarter.
Fiscal 2010 Targets
Looking ahead, Starbucks introduced fiscal 2010 targets:
The company expects non-GAAP EPS growth in the range of 13 percent to 18 percent, excluding $0.02 to $0.03 of expected restructuring charges in the first half of fiscal 2010, and including approximately $0.02 of additional EPS from the extra week in the fiscal fourth quarter, as fiscal 2010 is a 53-week year for Starbucks.
The company expects full year U.S. segment operating margin improvement (excluding restructuring charges) of 150 to 200 basis points, and International segment operating margin improvement (excluding restructuring charges) of 200 to 250 basis points.
Conference Call
Starbucks will be holding a conference call today at 2:00 p.m. Pacific Time, which will be hosted by Howard Schultz, chairman, president and ceo, and Troy Alstead, executive vice president and chief financial officer. The call will be broadcast live over the Internet and can be accessed at the company’s web site address of http://investor.starbucks.com. A replay of the call will be available via telephone through 9:00 p.m. Pacific Time on Friday, July 24, 2009, by calling 1-800-642-1687, reservation number 61844136. A replay of the call will also be available via the Investor Relations page on Starbucks.com through approximately 5:00 p.m. Pacific Time on Friday, August 21, 2009, at the following URL: http://investor.starbucks.com.
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The company’s consolidated statements of earnings, operating segment results, and other additional information have been provided on the following pages in accordance with current year classifications. This information should be reviewed in conjunction with this press release. Please refer to the company’s Annual Report on Form 10-K for the fiscal year ended September 28, 2008 for additional information.
About Starbucks
Since 1971, Starbucks Coffee Company has been committed to ethically sourcing and roasting the highest quality arabica coffee in the world. Today, with stores around the globe, the company is the premier roaster and retailer of specialty coffee in the world. Through our unwavering commitment to excellence and our guiding principles, we bring the unique Starbucks Experience to life for every customer through every cup. To share in the experience, please visit us in our stores or online at www.starbucks.com.
Forward-Looking Statements
This release contains forward-looking statements relating to certain company initiatives and plans, as well as trends in or expectations regarding, the expected effects of restructuring and other initiatives, earnings per share, store openings and closings, cost savings, operating margins, restructuring charges, cash from operations, capital expenditures and free cash flow. These forward-looking statements are based on currently available operating, financial and competitive information and are subject to a number of significant risks and uncertainties. Actual future results may differ materially depending on a variety of factors including, but not limited to, coffee, dairy and other raw material prices and availability, successful execution of the company’s restructuring and other initiatives, fluctuations in U.S. and international economies and currencies, the impact of competition, the effect of legal proceedings, and other risks detailed in the company filing with the Securities and Exchange Commission, including the “Risk Factors” section of Starbucks Annual Report on Form 10-K for the fiscal year ended September 28, 2008. The company assumes no obligation to update any of these forward-looking statements.
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STARBUCKS CORPORATION
CONSOLIDATED STATEMENTS OF EARNINGS
(unaudited)

	13 Weeks Ended			13 Weeks Ended
	Jun 28,	Jun 29,	%	Jun 28,	Jun 29,
	2009	2008	Change	2009	2008
	(in millions, except per share data)			As a % of total net revenues
Net revenues:
Company-operated retail	$2,013.8	$2,180.2	(7.6)%	83.8%	84.7%
Specialty:
Licensing	301.0	281.3	7.0	12.5	10.9
Foodservice and other	89.1	112.5	(20.8)	3.7	4.4

Total specialty	390.1	393.8	(0.9)	16.2	15.3

Total net revenues	2,403.9	2,574.0	(6.6)	100.0	100.0

Cost of sales including occupancy costs	1,043.4	1,163.1	(10.3)	43.4	45.2
Store operating expenses	821.4	958.3	(14.3)	34.2	37.2
Other operating expenses	69.2	79.6	(13.1)	2.9	3.1
Depreciation and amortization expenses	133.7	139.8	(4.4)	5.6	5.4
General and administrative expenses	110.3	116.1	(5.0)	4.6	4.5
Restructuring charges	51.6	167.7	(69.2)	2.1	6.5

Total operating expenses	2,229.6	2,624.6	(15.0)	92.7	102.0

Income from equity investees	29.7	29.0	2.4	1.2	1.1

Operating income (loss)	204.0	(21.6)	nm	8.5	(0.8)

Interest income and other, net	21.9	0.9	nm	0.9	—
Interest expense	(8.6)	(12.5)	(31.2)	(0.4)	(0.5)

Earnings (loss) before income taxes	217.3	(33.2)	nm	9.0	(1.3)

Income taxes	65.8	(26.5)	nm	2.7	(1.0)

Net earnings (loss)	$151.5	$(6.7)	nm	6.3%	(0.3)%

Net earnings per common share — diluted	$0.20	$(0.01)	nm %

Weighted avg. shares outstanding — diluted	746.7	731.7

Supplemental Ratios:
Store operating expenses as a percentage of Company-operated retail revenues				40.8%	44.0%
Other operating expenses as a percentage of specialty revenues				17.7%	20.2%
Effective tax rate				30.3%	79.8%
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STARBUCKS CORPORATION
CONSOLIDATED STATEMENTS OF EARNINGS
(unaudited)

	39 Weeks Ended			39 Weeks Ended
	Jun 28,	Jun 29,	%	Jun 28,	Jun 29,
	2009	2008	Change	2009	2008
	(in millions, except per share data)			As a % of total net revenues
Net revenues:
Company-operated retail	$6,151.8	$6,674.6	(7.8)%	83.7%	84.8%
Specialty:
Licensing	918.1	860.5	6.7	12.5	10.9
Foodservice and other	282.5	332.5	(15.0)	3.8	4.2

Total specialty	1,200.6	1,193.0	0.6	16.3	15.2

Total net revenues	7,352.4	7,867.6	(6.5)	100.0	100.0

Cost of sales including occupancy costs	3,283.7	3,455.8	(5.0)	44.7	43.9
Store operating expenses	2,577.6	2,812.7	(8.4)	35.1	35.8
Other operating expenses	205.8	248.1	(17.0)	2.8	3.2
Depreciation and amortization expenses	402.1	411.1	(2.2)	5.5	5.2
General and administrative expenses	319.8	359.6	(11.1)	4.3	4.6
Restructuring charges	279.2	167.7	66.5	3.8	2.1

Total operating expenses	7,068.2	7,455.0	(5.2)	96.1	94.8

Income from equity investees	78.4	77.1	1.7	1.1	1.0

Operating income	362.6	489.7	(26.0)	4.9	6.2

Interest income and other, net	18.4	11.8	55.9	0.3	0.1
Interest expense	(30.5)	(40.8)	(25.2)	(0.4)	(0.5)

Earnings before income taxes	350.5	460.7	(23.9)	4.8	5.9

Income taxes	109.7	150.6	(27.2)	1.5	1.9

Net earnings	$240.8	$310.1	(22.3)	3.3%	3.9%

Net earnings per common share — diluted	$0.32	$0.42	(23.8)%

Weighted avg. shares outstanding — diluted	741.9	741.7

Supplemental Ratios:
Store operating expenses as a percentage of Company-operated retail revenues	41.9%	42.1%
Other operating expenses as a percentage of specialty revenues	17.1%	20.8%
Effective tax rate	31.3%	32.7%
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Segment Results
The tables below present reportable segment results net of intersegment eliminations (in millions):

	Jun 28,	Jun 29,	%	Jun 28,	Jun 29,
	2009	2008	Change	2009	2008
				As a % of US total net
United States				revenues
13 Weeks Ended
Net revenues:
Company-operated retail	$1,613.2	$1,730.4	(6.8)%	88.6%	88.8%
Specialty:
Licensing	129.4	119.2	8.6	7.1	6.1
Foodservice and other	77.6	98.1	(20.9)	4.3	5.0

Total specialty	207.0	217.3	(4.7)	11.4	11.2

Total net revenues	1,820.2	1,947.7	(6.5)	100.0	100.0

Cost of sales including occupancy costs	746.2	845.8	(11.8)	41.0	43.4
Store operating expenses	674.2	791.9	(14.9)	37.0	40.7
Other operating expenses	40.1	51.6	(22.3)	2.2	2.6
Depreciation and amortization expenses	95.6	101.9	(6.2)	5.3	5.2
General and administrative expenses	20.3	16.0	26.9	1.1	0.8
Restructuring charges	39.2	167.7	nm	2.2	8.6

Total operating expenses	1,615.6	1,974.9	(18.2)	88.8	101.4

Income from equity investees	—	(0.6)	nm	—	—

Operating income (loss)	$204.6	$(27.8)	nm %	11.2%	(1.4)%

Supplemental Ratios:
Store operating expenses as a percentage of Company-operated retail revenues				41.8%	45.8%
Other operating expenses as a percentage of specialty revenues				19.4%	23.7%

39 Weeks Ended
Net revenues:
Company-operated retail	$4,977.2	$5,346.2	(6.9)%	88.4%	89.0%
Specialty:
Licensing	404.2	372.2	8.6	7.2	6.2
Foodservice and other	248.8	291.8	(14.7)	4.4	4.9

Total specialty	653.0	664.0	(1.7)	11.6	11.0

Total net revenues	5,630.2	6,010.2	(6.3)	100.0	100.0

Cost of sales including occupancy costs	2,391.4	2,520.7	(5.1)	42.5	41.9
Store operating expenses	2,124.6	2,318.9	(8.4)	37.7	38.6
Other operating expenses	128.8	166.1	(22.5)	2.3	2.8
Depreciation and amortization expenses	290.2	302.5	(4.1)	5.2	5.0
General and administrative expenses	66.1	56.4	17.2	1.2	0.9
Restructuring charges	200.4	167.7	19.5	3.6	2.8

Total operating expenses	5,201.5	5,532.3	(6.0)	92.4	92.0

Income from equity investees	0.5	(0.9)	nm	—	—

Operating income	$429.2	$477.0	(10.0)%	7.6%	7.9%

Supplemental Ratios:
Store operating expenses as a percentage of Company-operated retail revenues				42.7%	43.4%
Other operating expenses as a percentage of specialty revenues				19.7%	25.0%

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	Jun 28,	Jun 29,	%	Jun 28,	Jun 29,
	2009	2008	Change	2009	2008
				As a % of International
International				total net revenues
13 Weeks Ended
Net revenues:
Company-operated retail	$400.6	$449.8	(10.9)%	83.9%	84.0%
Specialty:
Licensing	65.3	71.4	(8.5)	13.7	13.3
Foodservice and other	11.5	14.4	(20.1)	2.4	2.7

Total specialty	76.8	85.8	(10.5)	16.1	16.0

Total net revenues	477.4	535.6	(10.9)	100.0	100.0

Cost of sales including occupancy costs	236.7	267.5	(11.5)	49.6	49.9
Store operating expenses	147.2	166.4	(11.5)	30.8	31.1
Other operating expenses	20.3	22.8	(11.0)	4.3	4.3
Depreciation and amortization expenses	26.3	27.9	(5.7)	5.5	5.2
General and administrative expenses	23.5	30.3	(22.4)	4.9	5.7
Restructuring charges	4.5	—	nm	0.9	—

Total operating expenses	458.5	514.9	(11.0)	96.0	96.1

Income from equity investees	15.5	14.8	4.7	3.2	2.8

Operating income	$34.4	$35.5	(3.1)%	7.2%	6.6%

Supplemental Ratios:
Store operating expenses as a percentage of Company-operated retail revenues				36.7%	37.0%
Other operating expenses as a percentage of specialty revenues				26.4%	26.6%

39 Weeks Ended
Net revenues:
Company-operated retail	$1,174.6	$1,328.4	(11.6)%	83.5%	84.6%
Specialty:
Licensing	198.5	200.7	(1.1)	14.1	12.8
Foodservice and other	33.7	40.7	(17.2)	2.4	2.6

Total specialty	232.2	241.4	(3.8)	16.5	15.4

Total net revenues	1,406.8	1,569.8	(10.4)	100.0	100.0

Cost of sales including occupancy costs	708.8	775.3	(8.6)	50.4	49.4
Store operating expenses	453.0	493.8	(8.3)	32.2	31.5
Other operating expenses	56.8	66.1	(14.1)	4.0	4.2
Depreciation and amortization expenses	75.6	80.1	(5.6)	5.4	5.1
General and administrative expenses	76.4	89.2	(14.3)	5.4	5.7
Restructuring charges	21.4	—	nm	1.5	—

Total operating expenses	1,392.0	1,504.5	(7.5)	98.9	95.8

Income from equity investees	38.5	42.1	(8.6)	2.7	2.7

Operating income	$53.3	$107.4	(50.4)%	3.8%	6.8%

Supplemental Ratios:
Store operating expenses as a percentage of Company-operated retail revenues				38.6%	37.2%
Other operating expenses as a percentage of specialty revenues				24.5%	27.4%

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	Jun 28,	Jun 29,	%	Jun 28,	Jun 29,
	2009	2008	Change	2009	2008
Global CPG				As a % of CPG
13 Weeks Ended
Licensing revenues	$106.3	$90.7	17.2%	100.0%	100.0%

Total specialty revenues	106.3	90.7	17.2	100.0	100.0

Cost of sales	60.5	49.8	21.5	56.9	54.9
Other operating expenses	8.8	5.2	69.2	8.3	5.7
General and administrative expenses	2.0	1.8	11.1	1.9	2.0

Total operating expenses	71.3	56.8	25.5	67.1	62.6

Income from equity investees	14.2	14.8	(4.1)	13.4	16.3

Operating income	$49.2	$48.7	1.0%	46.3%	53.7%

39 Weeks Ended
Licensing revenues	$315.4	$287.6	9.7%	100.0%	100.0%

Total specialty revenues	315.4	287.6	9.7	100.0	100.0

Cost of sales	183.5	159.8	14.8	58.2	55.6
Other operating expenses	20.2	15.9	27.0	6.4	5.5
General and administrative expenses	4.9	5.8	(15.5)	1.6	2.0
Restructuring charges	0.2	—	nm	0.1	—

Total operating expenses	208.8	181.5	15.0	66.2	63.1

Income from equity investees	39.4	35.9	9.7	12.5	12.5

Operating income	$146.0	$142.0	2.8%	46.3%	49.4%

	Jun 28,	Jun 29,	%	Jun 28,	Jun 29,
	2009	2008	Change	2009	2008
Unallocated Corporate				As a % of total net revenues

13 Weeks Ended
Depreciation and amortization expenses	$11.8	$10.0	18.0%	0.5%	0.4%
General and administrative expenses	64.5	68.0	(5.1)	2.7	2.6
Restructuring charges	7.9	—	nm	0.3	—

Operating loss	$(84.2)	$(78.0)	7.9%	(3.5)%	(3.0)%

39 Weeks Ended
Depreciation and amortization expenses	$36.3	$28.5	27.4%	0.5%	0.4%
General and administrative expenses	172.4	208.2	(17.2)	2.3	2.6
Restructuring charges	57.2	—	nm	0.8	—

Operating loss	$(265.9)	$(236.7)	12.3%	(3.6)%	(3.0)%

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Fiscal Third Quarter 2009 Store Data
The company’s store data for the periods presented are as follows:

	Net stores opened/(closed) during the period
	13 Weeks Ended		39 Weeks Ended		Stores open as of
	Jun 28,	Jun 29,	Jun 28,	Jun 29,	Jun 28,	Jun 29,
	2009	2008	2009	2008	2009	2008

United States:
Company-operated Stores	(164)	118	(367)	582	6,871	7,375
Licensed Stores	(16)	18	66	304	4,395	4,195

	(180)	136	(301)	886	11,266	11,570

International:
Company-operated Stores (1)	(8)	68	82	231	2,061	1,974
Licensed Stores (1)	55	118	268	420	3,402	3,004

	47	186	350	651	5,463	4,978

Total	(133)	322	49	1,537	16,729	16,548

(1)	International store data has been adjusted for the acquisition of retail store locations in Quebec and Atlantic Canada from former licensees Coffee Vision, Inc. and Coffee Vision Atlantic, Inc., by reclassifying historical information from Licensed Stores to Company-operated stores.
FISCAL 2009 REVISED NET NEW STORES TARGETS

Company-operated new stores
United States
New	95
Closed	(560)

Total company-operated net United States	(465)

International
New	130
Closed	(60)

Total company-operated net International	70

Total company-operated net new stores	(395)

Licensed net new stores
United States	55
International	310

Total licensed net new stores	365

Total consolidated net new stores	(30)

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Non-GAAP Disclosure
In addition to the GAAP results provided in this release, the company provides non-GAAP operating income, non-GAAP operating margin, non-GAAP net earnings, non-GAAP earnings per share (non-GAAP EPS), non-GAAP cost of sales including occupancy ratio, non-GAAP store operating expense ratio (store operating expenses as a percentage of total net revenues), and non-GAAP store operating expenses as a percentage of company-operated retail revenues, as well as free cash flow. These non-GAAP financial measures are not in accordance with, or an alternative for, generally accepted accounting principles in the United States. The GAAP measure most directly comparable to non-GAAP operating income, non-GAAP operating margin, non-GAAP net earnings, non-GAAP earnings per share (non-GAAP EPS), non-GAAP cost of sales including occupancy ratio, non-GAAP store operating expense ratio and non-GAAP store operating expenses as a percentage of company-operated retail revenues are operating income, operating margin, net earnings, diluted net earnings per share, cost of sales including occupancy costs as a percentage of total net revenues, store operating expenses as a percentage of total net revenues, and store operating expenses as a percentage of company-operated retail revenues, respectively. The GAAP measure most directly comparable to free cash flow is cash flow from operations (or net cash provided by operating activities).
The non-GAAP financial measures provided in this release for fiscal 2009, other than free cash flow, exclude restructuring charges, primarily related to company-operated store closures and the impacts of the recent global workforce reductions. The non-GAAP financial measures provided in this release for fiscal 2008 exclude costs related to the company’s transformation efforts during such periods consisting primarily of charges related to slowing the pace of U.S. store openings and the associated termination of future site commitments, related inventory and store assets. Free cash flow is defined as cash flow from operations less capital expenditures (or net additions to property, plant and equipment). The company’s management believes that providing these non-GAAP financial measures better enables investors to understand and evaluate the company’s historical and prospective operating performance. More specifically, for historical non-GAAP financial measures other than free cash flow, management excludes each of those items mentioned above because it believes that these costs do not reflect expected future operating expenses and do not contribute to a meaningful evaluation of the company’s future operating performance or comparisons to the company’s past operating performance.
These non-GAAP financial measures may have limitations as analytical tools, and these measures should not be considered in isolation or as a substitute for analysis of the company’s results as reported under GAAP. Other companies may calculate these non-GAAP financial measures differently than the company does, limiting the usefulness of those measures for comparative purposes.
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STARBUCKS CORPORATION
RECONCILIATION OF SELECTED GAAP MEASURES TO NON-GAAP MEASURES
(unaudited)
(in millions, except per share data)

	13 Weeks Ended		39 Weeks Ended
	Jun 28,	Jun 29,	Jun 28,	Jun 29,
	2009	2008	2009	2008

Consolidated
Operating income (loss), as reported (GAAP)	$204.0	$(21.6)	$362.6	$489.7
Restructuring charges	51.6	167.7	279.2	167.7
Other transformation charges	—	31.5	—	66.6

Non-GAAP operating income	$255.6	$177.6	$641.8	$724.0

Operating margin, as reported (GAAP)	8.5%	(0.8)%	4.9%	6.2%
Restructuring charges	2.1	6.5	3.8	2.1
Other transformation charges	—	1.2	—	0.9

Non-GAAP operating margin	10.6%	6.9%	8.7%	9.2%

Net earnings (loss), as reported (GAAP)	$151.5	$(6.7)	$240.8	$310.1
Restructuring charges, net of tax	28.4	103.5	173.3	103.5
Other transformation charges, net of tax	—	19.0	—	41.2

Non-GAAP net income	$179.9	$115.8	$414.1	$454.8

EPS, as reported (GAAP)	$0.20	$(0.01)	$0.32	$0.42
Restructuring charges, net of tax	0.04	0.14	0.24	0.14
Other transformation charges, net of tax	—	0.03	—	0.05

Non-GAAP EPS	$0.24	$0.16	$0.56	$0.61

Projected FY 2009 Earnings Per Share:
EPS (GAAP)	$0.44 - 0.45
Restructuring charges	0.30

Non-GAAP EPS	$0.74 - 0.75

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STARBUCKS CORPORATION
RECONCILIATION OF SELECTED GAAP MEASURES TO NON-GAAP MEASURES
(unaudited)
(in millions, except per share data)

	13 Weeks Ended		39 Weeks Ended
	Jun 28,	Jun 29,	Jun 28,	Jun 29,
	2009	2008	2009	2008

United States
Operating income (loss), as reported (GAAP)	$204.6	$(27.8)	$429.2	$477.0
Restructuring charges	39.2	167.7	200.4	167.7
Other transformation charges	—	30.9	—	58.9

Non-GAAP operating income	$243.8	$170.8	$629.6	$703.6

Cost of sales including occupancy ratio, as reported (GAAP)	41.0%	43.4%	42.5%	41.9%
Restructuring charges	—	—	—	—
Other transformation charges	—	(0.3)	—	nm

Non-GAAP cost of sales including occupancy ratio	41.0%	43.1%	42.5%	41.9%

Store operating expense ratio, as reported (GAAP)	37.0%	40.7%	37.7%	38.6%
Restructuring charges	—	—	—	—
Other transformation charges	—	(1.3)	—	(0.9)

Non-GAAP store operating expense ratio	37.0%	39.4%	37.7%	37.7%

Store operating expense, as a % of company-operated retail revenues, as reported (GAAP)	41.8%	45.8%	42.7%	43.4%
Restructuring charges	—	—	—	—
Other transformation charges	—	(1.5)	—	(1.0)

Non-GAAP store operating expense, as a % of company-operated retail revenues	41.8%	44.3%	42.7%	42.4%

Operating margin, as reported (GAAP)	11.2%	(1.4)%	7.6%	7.9%
Restructuring charges	2.2	8.6	3.6	2.8
Other transformation charges	—	1.6	—	1.0

Non-GAAP operating margin	13.4%	8.8%	11.2%	11.7%

International
Operating income, as reported (GAAP)	$34.4	$35.5	$53.3	$107.4
Restructuring charges	4.5	—	21.4	—
Other transformation charges	—	0.3	—	7.9

Non-GAAP operating income	$38.9	$35.8	$74.7	$115.3

Operating margin, as reported (GAAP)	7.2%	6.6%	3.8%	6.8%
Restructuring charges	0.9	—	1.5	—
Other transformation charges	—	0.1	—	0.5

Non-GAAP operating margin	8.1%	6.7%	5.3%	7.3%

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